SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 26, 2006

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 26, 2006, the Compensation Committee of the Board of Directors of Motive, Inc. (the “Company”) approved an increase in the base salary of Ms. April Downing, the Company’s Acting Chief Financial Officer, Principal Accounting Officer and Vice President of Finance and Investor Relations. (As previously reported by the Company in a Current Report on Form 8-K dated January 20, 2006 (the “Prior Report”), Ms. Downing was appointed to the positions of Acting Chief Financial Officer and Principal Accounting Officer on January 20, 2006). Ms. Downing’s base salary was increased to $225,000 per year. Additional information concerning Ms. Downing’s compensation arrangements is set forth under Item 5.01 of the Prior Report and is incorporated herein by reference. A copy of Ms. Downing’s employment agreement with the Company was filed as Exhibit 10.1 to the Prior Report.

On January 30, 2006, the Compensation Committee established the maximum potential discretionary cash bonuses that may be awarded by the Committee to Ms. Downing and to Mr. Kenny Van Zant, the Company’s Executive Vice President—Marketing, for the year ending December 31, 2006. Ms. Downing’s bonus could range from 0% to 40% of her base salary, and Mr. Van Zant’s bonus could range from 0% to 75% of his base salary, in each case depending on (i) the Company’s achievement of certain performance targets that the Compensation Committee expects to establish in the near term, and (ii) the overall performance of the individual officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2006

MOTIVE, INC.

By:	/s/ Scott L. Harmon
Scott L. Harmon
President & Chief Executive Officer